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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
Pulitzer Inc. Voting Trust Under         |    Pulitzer Inc. (PTZ)                          |      to Issuer (Check all applicable)
Agreement dated 3/18/99                  |                                                 |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |     07/2000             |     -----
900 North Tucker Boulevard               |   (Voluntary)         |                         |     Sr. Vice President - Finance
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
St. Louis         MO           63101     |                       |                         |---
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 |--- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A) |5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)      |Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)     |Beneficially| Form:    | Indirect
                                      |              |               |                           |Owned at End| Direct   | Bene-
                                      |              |---------------|---------------------------|of Month    | (D) or   | ficial
                                      |              |       |       |            |(A) |         |(Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |            | or |         |  and 4)    | (I)      | ship
                                      |   Year)      |  Code |       | Amount     |(D) | Price   |            |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|------------|----|-------- |------------|--------- |---------
Common Stock, $.01 par value (1)      | 07/24/2000   |  Z    |       | 19,500 (2) | D  |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|-------- |------------|--------- |---------
Common Stock, $.01 par value (1)      | 07/24/2000   |  Z    |       | 30,500 (2) | D  |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|-------- |------------|--------- |---------
Common Stock, $.01 par value (1)      | 07/25/2000   |  Z    |       | 50,000 (2) | D  |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
Common Stock, $.01 par value (1)      | 07/26/00     |  Z    |       | 11,000 (2) | D  |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
Common Stock, $.01 par value (1)      | 07/27/00     |  Z    |       |  4,975     | D  |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
Common Stock, $.01 par value (1)      | 07/28/00     |  Z    |       |  8,500     | D  |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
Common Stock, $.01 par value (1)      | 07/31/00     |  Z    |       |  9,000     | D  |         | 12,718,111 |   I      |  (4)
                                      |              |       |       |            |    |         |        (3) |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
--------------------------------------|--------------|-------|-------|------------|----|---------|------------|--------- |---------
                                      |              |       |       |            |    |         |            |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
                                                                                /s/ Ronald H. Ridgway            August 10, 2000
  see attached page                                                            --------------------------------  ---------------
                                                                               Signature of Reporting Person(1)      Date
                                                                               RONALD H. RIDGWAY, VOTING TRUSTEE

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)
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FORM 4 (continued)       Explanation of Responses

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         NAME: Pulitzer Voting Trust, Under Agreement                STATEMENT FOR MONTH/YEAR: 07/2000
               900 North Tucker Boulevard                                         ISSUER NAME: Pulitzer Inc. (PTZ)
               St. Louis, MO  63101
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     Note:  1  Table I. Item 1.
               Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock.


     Note:  2  Table I. Item 4.
               Conversion of Class B Common Stock into Common Stock. A Class B shareholder converted Class B Common
               Stock into Common Stock, which is not subject to the Pulitzer Inc. Voting Trust described below.

     Note:  3  Table I. Item 5.
               Pursuant to Rule 16a-1 under the Securities and Exchange Act of 1934, as amended, beneficial ownership of these shares has been disclaimed.

     Note:  4  Table I. Item 7.
               Held in a voting trust covering 12,740,586 shares of Class B Common Stock, $.01 par value, convertible into 12,740,586 shares of Common Stock.
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